Exhibit 5.1
October 5, 2011
MPT Operating Partnership, L.P.
MPT Finance Corporation
Medical Properties Trust, Inc.
and the Subsidiary Guarantors listed on Schedule I hereto
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242

Re:	Registration Statement on Form S-4 Relating to $450,000,000 Aggregate Principal Amount of 6.875% Senior Notes Due 2021
Ladies and Gentlemen:
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by MPT Operating Partnership, L.P., a Delaware limited partnership, and MPT Finance Corporation, a Delaware corporation (the “Issuers”) to exchange up to $450 million aggregate principal amount of their 6.875 % Senior Notes due 2021 (the “Exchange Securities”) for their existing 6.875% Senior Notes due 2021 (the “Securities”). The Securities are, and the Exchange Securities are to be, guaranteed by Medical Properties Trust, Inc., a Maryland corporation (the “Parent”) and certain subsidiaries of the Parent listed on Schedule I hereto (together, the “Guarantors”). The Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of April 26, 2011, among the Issuers, the Guarantors and Wilmington Trust Company (the “Trustee”) as contemplated by the Registration Rights Agreement, dated as of April 26, 2011, among the Issuers, the Guarantors and the initial purchasers (the “Registration Rights Agreement”). The guarantees of the Exchange Securities by the Guarantors (the “Guarantees”) are to be issued in accordance with the provisions of the Indenture and the Registration Rights Agreement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuers and the Guarantors.
     The opinions set forth below are limited to the law of the United States, New York, Maryland General Corporation Law and the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (collectively, the “Delaware Statutes”) (which includes reported judicial decisions interpreting the Delaware Statutes).

MPT Operating Partnership, L.P.
MPT Finance Corporation
October 5, 2011

     Also, for purposes of the opinions set forth below, and without limiting any other exceptions or qualifications set forth herein, insofar as they relate to the Guarantors, we have assumed that each Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations under its Guarantee or undertakings in connection therewith.
     Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, (i) when the Exchange Securities (in the form examined by us) are duly executed by the Issuers, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Exchange Securities will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (ii) when the Guarantees (in the form examined by us) are duly executed by the Guarantors and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Guarantees will be valid and binding obligations of the respective Guarantors, enforceable against the Guarantors in accordance with their terms.
     The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities or the Indenture or the Guarantees to the extent it violates any applicable statute of limitations or the choice of forum for resolving disputes.
     This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

MPT Operating Partnership, L.P.
MPT Finance Corporation
October 5, 2011

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
GOODWIN PROCTER LLP

Schedule I
Subsidiary Guarantors

MPT of Victorville, LLC
MPT of Bucks County, LLC
MPT of Bloomington, LLC
MPT of Covington, LLC
MPT of Denham Springs, LLC
MPT of Redding, LLC
MPT of Chino, LLC
MPT of Sherman Oaks, LLC
MPT of Dallas LTACH, LLC
MPT of Portland, LLC
MPT of Warm Springs, LLC
MPT of Victoria, LLC
MPT of Luling, LLC
MPT of Huntington Beach, LLC
MPT of West Anaheim, LLC
MPT of La Palma, LLC
MPT of Paradise Valley, LLC
MPT of Southern California, LLC
MPT of Twelve Oaks, LLC
MPT of Shasta, LLC
MPT of Webster, LLC
MPT of Tucson, LLC
MPT of Bossier City, LLC
MPT of West Valley City, LLC
MPT of Idaho Falls, LLC
MPT of Poplar Bluff, LLC
MPT of Bennettsville, LLC
MPT of Detroit, LLC
MPT of Bristol, LLC
MPT of Newington, LLC
MPT of Enfield, LLC
MPT of Petersburg, LLC
MPT of Fayetteville, LLC
4499 Acushnet Avenue, LLC
8451 Pearl Street, LLC
MPT of Garden Grove Hospital, LLC
MPT of Garden Grove MOB, LLC
MPT of San Dimas Hospital, LLC
MPT of San Dimas MOB, LLC
MPT of Cheraw, LLC
MPT of Ft. Lauderdale, LLC
MPT of Providence, LLC
MPT of Springfield, LLC
MPT of Warwick, LLC
MPT of Mountain View, LLC
MPT of Richardson, LLC
MPT of Round Rock, LLC
MPT of Shenandoah, LLC
MPT of Hillsboro, LLC
MPT of Florence, LLC
MPT of Clear Lake, LLC
MPT of Tomball, LLC
MPT of Gilbert, LLC
MPT of Corinth, LLC
MPT of Bayonne, LLC
MPT of Alvarado, LLC
MPT of Morgantown, LLC
MPT of Bucks County, L.P.
MPT of Dallas LTACH, L.P.
MPT of Warm Springs, L.P.
MPT of Victoria, L.P.
MPT of Luling, L.P.
MPT of Huntington Beach, L.P.
MPT of West Anaheim, L.P.
MPT of La Palma, L.P.
MPT of Paradise Valley, L.P.
MPT of Southern California, L.P.
MPT of Twelve Oaks, L.P.
MPT of Shasta, L.P.
MPT of Webster, L.P.
MPT of Garden Grove Hospital, L.P.
MPT of Garden Grove MOB, L.P.
MPT of San Dimas Hospital, L.P.
MPT of San Dimas MOB, L.P.
MPT of Richardson, L.P.
MPT of Round Rock, L.P.
MPT of Shenandoah, L.P.
MPT of Hillsboro, L.P.
MPT of Clear Lake, L.P.
MPT of Tomball, L.P.
MPT of Corinth, L.P.
MPT of Alvarado, L.P.
MPT of Desoto, L.P.
MPT of Desoto, LLC